Exhibit 99.1

PRESS RELEASE
November 15, 2002

Contact:
First Community Bank
Ken F. Parsons, Sr.
Chairman
360.459.1100

Lacey, Wash., November 15, 2002—First Community Bank of Washington, announced today the promotion of Jon M. Jones to President of First Community Bank. He was also elected to the Board of Directors.

"Mr. Jones extensive financial background, including his more than 12 years with First Community Bank, most recently as Executive Vice President/Chief Lending Officer, will provide great leadership in accomplishing the aggressive strategic goals adopted by the Board of Directors" said Ken F. Parsons, Sr. Chairman of First Community Bank. "Mr. Jones commitment to the success of the stockholders, customers and employees is apparent in his dedication over the years including the recent successful merger of Harbor Bank with First Community Bank."

Jon is a graduate of the University of Northern Iowa with a bachelor degree in financial management. He is a graduate of the Pacific Coast Banking School and the National Commercial Lending School.

Jones is Past Chairman of the Olympia/Thurston Chamber of Commerce, a member of Tacoma 8 Rotary and a board member of the Economic Development Council. Jon is also a member of the Tacoma/Pierce County Chamber of Commerce and volunteers in a number of other community activities and organizations. Jon is married to his wife, Susan and they have three children.

First Community Bank with assets of $460 million, has 21 offices in four western Washington counties, offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. The bank provides a broad range of investment services through its subsidiary FCB Financial Services, Inc. Further information about the bank may be found on the Internet at www.fcbonline.com.